EXHIBIT 99

For Immediate Release	Contact: Karen A. Warren (Investor Relations)
April 23, 2007	401-727-5401
Wayne S. Charness (News Media)
401-727-5983

Hasbro Reports First Quarter Results

Highlights

•

Net revenues of $625.3 million, an increase of $157.1 million or 34% compared to $468.2 million a year ago;

•

Net earnings of $32.9 million, or $0.19 per diluted share, compared to net loss of ($4.9) million, or ($0.03) per diluted share last year;

•

All major product categories were up significantly, with growth driven by shipments of the MARVEL product line, as well as core brands including LITTLEST PET SHOP, NERF, PLAY-DOH, MY LITTLE PONY, PLAYSKOOL, TRANSFORMERS and board games;

•

During the quarter, the Company repurchased approximately 2.5 million shares of common stock at a total cost of $74 million.

Pawtucket, RI (April 23, 2007) -- Hasbro, Inc. (NYSE: HAS) today reported net revenues of $625.3 million, an increase of $157.1 million or 34% compared to $468.2 million a year ago.  The Company reported net earnings of $32.9 million or $0.19 per diluted share, compared to a net loss of ($4.9) million or ($0.03) per diluted share in 2006.

“We are very pleased with the strong start to the year, with all major product categories growing year over year.  Our core brands and new product initiatives performed very well with revenue growth for the quarter pretty balanced between our MARVEL business and all our other Hasbro business,” said Alfred J. Verrecchia, President and Chief Executive Officer.  “That said, it is only the first quarter and there is still a lot of business to be done to achieve our full-year financial goals,” Verrecchia concluded.

North American segment revenues for the quarter were $421.1 million, an increase of 36% compared to $310.3 million in 2006, with all major product categories growing significantly.  The results reflect shipments of the MARVEL product line, as well as growth in core brands including LITTLEST PET SHOP, PLAYSKOOL, NERF, PLAY-DOH and board games.  The North American segment reported an operating profit of $45.3 million compared to $4.8 million last year.  This improvement is primarily a reflection of higher revenues.

International segment revenues for the quarter were $187.7 million, an increase of 29% compared to $145.5 million in 2006, with all major product categories, except for Tweens, up significantly.  The revenues include a positive foreign exchange impact of approximately $11.5 million.  Absent this impact, revenues increased 21% for the quarter to $176.2 million.  The results reflect shipments of the MARVEL product line, as well as growth in core brands including LITTLEST PET SHOP, MY LITTLE PONY, PLAYSKOOL and board games.  The International segment reported an operating loss of ($108) thousand compared to ($8.3) million in 2006.  This improvement is primarily a reflection of higher revenues.

During the quarter, the Board of Directors increased the May 2007 quarterly dividend $0.04 per share, or 33%, to $0.16 per share, the fourth consecutive annual increase and the highest it has been in the history of the Company.  Additionally, the Company repurchased 2.5 million shares of common stock at a cost of $74.0 million as part of its share buyback program.

“While it’s early in 2007, we are very pleased with the earnings we reported today and the continued progress we are making on all of our financial goals.  Our balance sheet is strong and we continue to generate good cash flow, which is being returned to shareholders via our increased dividend and the share buyback program,” said David Hargreaves, Executive Vice President and Chief Financial Officer.

The Company will web cast its first quarter earnings conference call at 9:00 a.m. Eastern Standard Time today. Investors and the media are invited to listen at http://www.hasbro.com (select "Corporate Info" from the home page, click on "Investor Information," and then click on the web cast microphone).

Hasbro is a worldwide leader in children's and family leisure time entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech.  Both internationally and in the U.S., its PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER, and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company’s future opportunities and ability to achieve its financial goals and may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "look forward," "may," "planned," "potential," "should," "will" and "would." Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: the Company's ability to design, manufacture, source and ship new and continuing products on a timely and cost-effective basis, interest in and acceptance and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic and public health conditions in the various markets in which the Company and its customers and suppliers operate throughout the world, including factors which impact the retail market, disposable income or consumer demand for the Company’s products, the Company's ability to manufacture and deliver products, higher fuel and other commodity prices, higher transportation costs and potential transportation delays, currency fluctuations and government regulation; the concentration of the Company's customers; the inventory policies of the Company’s retail customers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition which could reduce demand for the Company’s products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This presentation includes a non-GAAP financial measure as defined under rules of the Securities and Exchange Commission (“SEC”), specifically EBITDA. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. EBITDA (earnings before interest, taxes, depreciation and amortization) represents net earnings excluding, interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America. This presentation also discusses the Company’s International segment net revenues excluding the impact of exchange rates.  Management believes that the presentation of International segment net revenues excluding the impact of exchange rates is helpful to an investor’s understanding of the segment’s underlying business performance absent the currency fluctuations which are beyond the Company’s control.

# # #

(Tables Attached)

HASBRO, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

(Thousands of Dollars)	April 1, 2007	April 2, 2006
ASSETS	-----------------	---------------------
Cash and Cash Equivalents	$ 688,594	$ 581,295
Short-term Investments	15,000	147,675
Accounts Receivable, Net	327,124	221,860
Inventories	265,402	213,183
Other Current Assets	251,908	215,830
	----------------	---------------
Total Current Assets	1,548,028	1,379,843
Property, Plant and Equipment, Net	184,272	162,479
Other Assets	1,159,831	1,354,457
	----------------	---------------
Total Assets	$2,892,131	$2,896,779
	=========	=========

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$ 7,396	$ 10,289
Payables and Accrued Liabilities	614,637	629,175
	----------------	---------------
Total Current Liabilities	622,033	639,464
Long-term Debt	494,864	494,871
Other Liabilities	242,983	139,794
	----------------	---------------
Total Liabilities	1,359,880	1,274,129
Total Shareholders' Equity	1,532,251	1,622,650
	----------------	---------------
Total Liabilities and Shareholders' Equity	$2,892,131	$2,896,779
	=========	=========

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended
	--------------------------------------------------
	Thirteen Weeks Ended	Fourteen Weeks Ended
(Thousands of Dollars and Shares Except Per Share Data)	April 1, 2007	April 2, 2006
	-----------------	---------------------
Net Revenues	$ 625,267	$ 468,181
Cost of Sales	243,452	186,092
	--------------	---------------
Gross Profit	381,815	282,089
Amortization	17,958	18,252
Royalties	50,260	25,990
Research and Product Development	35,310	38,164
Advertising	67,635	54,854
Selling, Distribution and Administration	156,925	146,955
	--------------	---------------
Operating Profit (Loss)	53,727	(2,126)
Interest Expense	6,184	7,126
Other (Income) Expense, Net	(2,057)	(3,799)
	--------------	---------------
Income (Loss) Before Income Taxes	49,600	(5,453)
Income Taxes	16,710	(554)
	--------------	--------------
Net Earnings (Loss)	$ 32,890	$ (4,899)
	========	========

Per Common Share
Net Earnings (Loss)
Basic	$0.20	($0.03)
	========	========
Diluted	$0.19	($0.03)
	========	========
Cash Dividends Declared	$0.16	$0.12
	========	========

Weighted Average Number of Shares
Basic	160,924	177,029
	========	========
Diluted	176,661	177,029
	========	========

HASBRO, INC.
Supplemental Financial Data
Major Segment Results and EBITDA
(Thousands of Dollars)

	Quarter Ended
	-------------------------------------------------
	13 Weeks Ended	14 Weeks Ended
	April 1, 2007	April 2, 2006	% Change
	--------------------	--------------------	-----------
Major Segment Results

North American Segment
External Net Revenues	$ 421,084	$ 310,304	36%
Operating Profit	45,325	4,770	850%

International Segment
External Net Revenues	187,676	145,491	29%
Operating Loss	(108)	(8,323)	99%

Reconciliation of EBITDA

Net Earnings (Loss)	$ 32,890	$ (4,899)
Interest Expense	6,184	7,126
Income Taxes	16,710	(554)
Depreciation	16,860	13,595
Amortization	17,958	18,252
	------------	------------
EBITDA	$ 90,602	$ 33,520
	=======	=======

HASBRO, INC.
Supplemental Financial Data
(Thousands of Dollars and Shares, except Per Share Data)

Net Earnings (Loss) Per Share	2007		2006

	Basic	Diluted	Basic	Diluted
	-----------	-----------	-----------	-----------

Net Earnings (Loss)	$ 32,890	$ 32,890	$ (4,899)	$ (4,899)
Effect of Dilutive Securities:
Interest Expense on Contingent Convertible
Debentures due 2021	-	1,065	-	-
	--------------	--------------	--------------	--------------
	$ 32,890	$ 33,955	$ (4,899)	$ (4,899)
	========	========	========	========

Average Shares Outstanding	160,924	160,924	177,029	177,029
Effect of Dilutive Securities:
Contingent Convertible Debentures due 2021	-	11,572	-	-
Options and Warrants	-	4,165	-	-
	--------------	--------------	--------------	--------------
Equivalent Shares	160,924	176,661	177,029	177,029
	========	========	========	========

Net Earnings (Loss) Per Share	$ 0.20	$ 0.19	$ (0.03)	$ (0.03)
	========	========	========	========